Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Post-Effective Amendment No.1 to Form F-1 of our report dated July 31, 2024, except for Note 18, as to which the date is December 13, 2024 with respect to our audits of the consolidated financial statements of Eshallgo Inc. as of March 31, 2024 and 2023 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

We were dismissed as auditor on January 10, 2025 and, accordingly, we have not performed any audit or review procedures with respects to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

April 28, 2025

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com